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                                                                      EXHIBIT 23

                            HENRY L. CREEL CO., INC.
                           Certified Public Accountant

                                 (216) 491-0800

                               FAX (216) 491-0803

November 14, 2001

To Whom It May Concern:

The firm of Henry L. Creel Co., Inc., Certified Public Accountant, consents to the inclusion of its report dated November 12, 2001 on the Financial Statements of AuGRID of Nevada, Inc. (the "Company") included in the Company's report on Form 10-QSB for the fiscal quarter ended September 30, 2001 and to the incorporation by reference of such report into the registration statement on Form SB-2 filed by the Company with the Securities and Exchange Commission on October 3, 2001 and amended on October 31, 2001.

Respectfully,

/s/ Henry L. Creel

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Henry L. Creel, CPA

















                   3587 LEE ROAD   SHAKER HEIGHTS, OHIO 44120